CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
            --------------------------------------------------------



We hereby consent to the use of our report dated March 20, 2007, on the consolidated financial statements of Gateway Community Financial Corp. and Subsidiary as of December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006, in the Amendment No. 3 to the Registration Statement and Prospectus on Form S-1 to be filed with the Securities and Exchange Commission and in the Amended Application for Approval of Stock Issuance on Form MHC-2 to be filed with the Office of Thrift Supervision. We further consent to the use of our name as it appears under the captions "The Offering - Effects of the Stock Offering - Material Federal and State Tax Consequences of the Offering," "Legal and Tax Opinions," and "Experts."


/s/S.R. Snodgrass, A.C.

S.R. Snodgrass, A.C.
Wexford, Pennsylvania
June 15, 2007